Exhibit 99.1

CITI TRENDS ANNOUNCES THIRD QUARTER 2014 RESULTS

Comparable store sales increased 6.7% in third quarter

Results include $1.7 million legal settlement expense in this year’s third quarter; $1.5 million gain on sale of distribution center in last year’s third quarter

Third quarter 2014 loss per share of $(0.15) compared with $(0.11) last year

Year-to-date income per share of $0.29 compared with a loss of $(0.07) last year

SAVANNAH, GA (November 25, 2014) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the third quarter of fiscal 2014.

Financial Highlights — Third quarter ended November 1, 2014

Total sales in the third quarter ended November 1, 2014 increased 7.8% to $156.7 million compared with $145.4 million in the third quarter ended November 2, 2013.  Comparable store sales increased 6.7% in the quarter.

Net loss was $(2.2) million, or $(0.15) per diluted share, in the third quarter of 2014 compared with a net loss of $(1.7) million, or $(0.11) per diluted share, in last year’s third quarter.  Selling, general and administrative expenses in this year’s third quarter included $1.7 million in expense related to a legal settlement, which had a negative impact on loss per diluted share of $0.07 in the third quarter of 2014.  Last year’s third quarter benefited from a pretax gain of $1.5 million on the sale of the Company’s former distribution center, which had a positive impact on loss per diluted share of $0.06.

Financial Highlights — First three quarters ended November 1, 2014

Total sales in the first three quarters of fiscal 2014 increased 5.3% to $489.7 million compared with $465.0 million in the same period of fiscal 2013.  Comparable store sales increased 5.3% in the first three quarters of this year.  Net income was $4.3 million, or $0.29 per diluted share, in the first three quarters of this year, compared with a net loss of $(1.0) million, or $(0.07) per diluted share, in last year’s first three quarters.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2908.  A replay of the conference call will be available until December 2, 2014, by dialing (402) 977-9140 and entering the passcode, 21705728.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, as well as www.cititrends.com/http/ircititrendscom, beginning today at 9 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 511 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman & Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CITI TRENDS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	November 1, 2014	November 2, 2013
	(unaudited)	(unaudited)
Net sales	$156,694	$145,362

Cost of sales (exclusive of depreciation shown separately below)	(98,542)	(92,074)
Selling, general and administrative expenses	(56,354)	(52,148)
Depreciation	(5,038)	(5,454)
Asset impairment	—	(556)
Gain on sale of former distribution center	—	1,526
Loss from operations	(3,240)	(3,344)
Interest income	43	78
Interest expense	(48)	(49)
Loss before income tax benefit	(3,245)	(3,315)
Income tax benefit	1,038	1,643
Net loss	$(2,207)	$(1,672)

Basic net loss per common share	$(0.15)	$(0.11)
Diluted net loss per common share	$(0.15)	$(0.11)

Weighted average shares used to compute basic net loss per share	14,982	14,815
Weighted average shares used to compute diluted net loss per share	14,982	14,815

	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013
	(unaudited)	(unaudited)
Net sales	$489,697	$465,011

Cost of sales (exclusive of depreciation shown separately below)	(304,849)	(294,878)
Selling, general and administrative expenses	(163,526)	(155,976)
Depreciation	(15,306)	(16,716)
Asset impairment	(83)	(1,237)
Gain on sale of former distribution center	—	1,526
Income (loss) from operations	5,933	(2,270)
Interest income	135	213
Interest expense	(152)	(145)
Income (loss) before income tax expense (benefit)	5,916	(2,202)
Income tax (expense) benefit	(1,623)	1,201
Net income (loss)	$4,293	$(1,001)

Basic net income (loss) per common share	$0.29	$(0.07)
Diluted net income (loss) per common share	$0.29	$(0.07)

Weighted average shares used to compute basic net income (loss) per share	14,952	14,789
Weighted average shares used to compute diluted net income (loss) per share	14,985	14,789

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS (unaudited)

(in thousands)

	November 1, 2014	November 2, 2013
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$65,991	$47,585
Short-term investment securities	13,988	18,218
Inventory	128,516	123,203
Prepaid and other current assets	18,658	18,882
Property and equipment, net	49,756	60,979
Long-term investment securities	24,038	20,052
Other noncurrent assets	7,005	6,950
Total assets	$307,952	$295,869

Liabilities and Stockholders’ Equity:
Accounts payable	$63,478	$58,929
Accrued liabilities	30,847	29,488
Other current liabilities	2,359	2,397
Noncurrent liabilities	6,247	8,416
Total liabilities	102,931	99,230

Total stockholders’ equity	205,021	196,639
Total liabilities and stockholders’ equity	$307,952	$295,869